INDEPENDENT AUDITORS' REPORT

The Board of Directors,
American Century Strategic Asset Allocations, Inc.

     In planning and performing our audits of the financial statements of Strategic Allocation: Conservative, Strategic Allocation: Moderate Fund and
Strategic Allocation: Aggressive Fund comprising American Century Strategic Asset Allocations, Inc. (the "Company"), for the year ended November 30, 2000 (on which we have issued our reports dated January 8, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Company's internal control.

     The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

     Because of inherent limitations in any internal control, misstatements due error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures deteriorate.


     This report is intended solely for the information and use of management, the Board of Directors of the Company, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
January 8, 2001